Press Release #201438	FOR IMMEDIATE RELEASE	September 16, 2014

Enertopia Provides Update on The Green Canvas JV

VANCOUVER, BC – September 16, 2014 - Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") Green Canvas Application is in the Health Canada preliminary screening process.

The company is pleased to advise shareholders that it has been informed by its Joint Venture partner The Green Canvas that they have submitted their application for Licensed Producer and are in correspondence with Health Canada with respect to specific aspects of Quality Assurance Reports which are being handled by their in house PH.D in Organic Chemistry in the application process.

The Green Canvas has applied to produce 10,000 kg of Medical Marihuana per year under its Licensed Producer application. Enertopia may acquire up to a 75% interest in the joint venture as disclosed on February 28, 2014 in our press release 201412.

Facility upgrades are ongoing and Enertopia’s Management team will be onsite in early October and will provide a project update shortly thereafter.

For those new to the Health Canada process for becoming a licensed producer below are the levels to be reached through the application process, Note there are no specific process times for each step:

Step	1:	Preliminary	Screening
Step	2:	Enhanced	Screening
Step	3:	Security	Clearance
Step	4:	Review
Step	5:	Ready to build letter (if required by applicant)
Step	6:	Pre-licence inspection
Step	7:	Licensing

“The Green Canvas is well known and respected in their outreach to patients in need of Medical Marihuana and are respected for producing the highest quality of medical grade marihuana.” Stated President / CEO Robert McAllister.

Further information on the Green Canvas can be found at www.thegreencanvas.ca/

About Enertopia
Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call
Ken Faulkner, Business and Institutional Development: (250) 765-3630
Clark Kent, Media Inquiries: (647) 519-2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Green Canvas Joint Venture will obtain a license under MMPR and or that the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release